GOVERNANCE AND NOMINATING COMMITTEE CHARTER
OF
RNK GLOBAL DEVELOPMENT ACQUISITION CORP.

Adopted: March 20, 2012

The responsibilities and powers of the Governance and Nominating Committee of the Board of Directors (the “Board”) of RNK Global Development Acquisition Corp. (the “Company”), as delegated by the Board, are set forth in this charter (this “Charter”). Whenever the Governance and Nominating Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

I.	PURPOSE

The purpose of the Governance and Nominating Committee shall be to assist the Board in discharging its responsibilities relating to the appropriate size, functioning and needs of the Board including, but not limited to, recruitment and retention of high quality Board members and the composition and structure of committees of the Board.

II.	COMMITTEE MEMBERSHIP

The Governance and Nominating Committee shall consist of at least three members of the Board, absent a temporary vacancy, as determined from time to time by the Board. Each member shall meet the independence and experience requirements and standards established from time to time to time by the Securities and Exchange Commission (the “SEC”) and any securities exchange on which the Company’s securities are listed or quoted for trading, in each case as amended from time to time

The Board shall elect the members of the Governance and Nominating Committee at the first Board meeting practicable and may make changes from time to time pursuant to the provisions below. The members of the Governance and Nominating Committee shall serve until their successors are appointed and qualify. Unless a chairman of the Governance and Nominating Committee (the “Chairman”) is elected by the Board or by a majority of the members of the Governance and Nominating Committee, no chairman of the Governance and Nominating Committee shall be designated. If appointed by the Board or the members of the Governance and Nominating Committee, the Chairman shall be a member of the Governance and Nominating Committee and, if present, shall preside at each meeting of the Governance and Nominating Committee. The Chairman shall perform such duties as may from time to time be assigned to the Chairman by the Governance and Nominating Committee or the Board.

A Governance and Nominating Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified. The Board shall have the power at any time to fill vacancies in the Governance and Nominating Committee, subject to such new member(s) satisfying the above requirements.

III.	MEETINGS AND COMMITTEE ACTION

The Governance and Nominating Committee shall meet at such times as it deems necessary to fulfill its responsibilities, but not less frequently than annually. Meetings of the Governance and Nominating Committee shall be called by a majority of the members of the Governance and Nominating Committee upon such notice as is provided for in the Company’s charter documents with respect to meetings of the Board. A majority of the Governance and Nominating Committee members shall constitute a quorum. Actions of the Governance and Nominating Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members of the Governance and Nominating Committee present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Governance and Nominating Committee. The Governance and Nominating Committee shall report its minutes from each meeting to the Board.

A majority of the members of the Governance and Nominating Committee may establish, consistent with the requirements of this Charter, such rules as may from time to time be necessary or appropriate for the conduct of the business of the Governance and Nominating Committee. At each meeting, a majority of the members of the Governance and Nominating Committee shall appoint as secretary a person who may, but need not, be a member of the Governance and Nominating Committee. A certificate of the secretary of the Governance and Nominating Committee or minutes of a meeting of the Governance and Nominating Committee executed by the secretary setting forth the names of the members of the Governance and Nominating Committee present at the meeting or actions taken by the Governance and Nominating Committee at the meeting shall be sufficient evidence at all times as to the members of the Governance and Nominating Committee who were present, or such actions taken.

The Governance and Nominating Committee shall have the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

•	Developing the criteria and qualifications for membership on the Board.

•	Recruiting, reviewing and nominating candidates for election to the Board or to fill vacancies on the Board.

•	Reviewing candidates for election to the Board proposed by shareholders, and conducting appropriate inquiries into the background and qualifications of any such candidates.

•	Establishing subcommittees for the purpose of evaluating special or unique matters.

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•	Monitoring and making recommendations regarding Board committee functions, contributions and composition.

•	Evaluating, on an annual basis, the Governance and Nominating Committee’s performance.

The Governance and Nominating Committee shall have the authority to retain outside counsel and any other advisors as it may deem appropriate in its sole discretion. The Governance and Nominating Committee shall have sole authority to approve related fees and retention terms, and the Company shall provide appropriate funding, as determined by the Governance and Nominating Committee, for the payment of such fees.

V.	REPORTING

The Governance and Nominating Committee shall prepare a statement each year concerning its compliance with this Charter for inclusion in the Company’s proxy statement.

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RNK GLOBAL DEVELOPMENT ACQUISITION CORP.

Board of Director Candidate Guidelines

The Governance and Nominating Committee of RNK Global Development Acquisition Corp. (the “Company”) will identify, evaluate and recommend candidates to become members of the Company’s Board of Directors (“Board”) with the goal of creating a balance of knowledge and experience on the Board. Nominations to the Board may also be submitted to the Governance and Nominating Committee by the Company’s shareholders in accordance with the Company’s policy for shareholder nominations of Board candidates, a copy of which is attached hereto. Candidates will be reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s shareholders. In conducting this assessment, the Governance and Nominating Committee will consider and evaluate each candidate for election to the Board based upon its assessment of the following criteria:

•	Whether the candidate is independent pursuant to the requirements of the established from time to time to time by the Securities and Exchange Commission (the “SEC”) and any securities exchange on which the Company’s securities are listed or quoted for trading.

•	Whether the candidate is accomplished in his or her field and has a reputation, both personally and professionally, that is consistent with the image and reputation of the Company.

•	Whether the candidate has the ability to read and understand basic financial statements. The Governance and Nominating Committee will also determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the SEC.

•	Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.

•	Whether the candidate would enhance the diversity of our Board with respect to business experience, professional expertise, age, gender, and ethnic background.

•	Whether the candidate has knowledge of the Company and issues affecting the Company.

•	Whether the candidate is committed to enhancing shareholder value.

•	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.

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•	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.

•	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

•	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.

•	Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company.

•	Whether the candidate is able to suggest business opportunities to the Company.

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RNK GLOBAL DEVELOPMENT ACQUISITION CORP.

Policy for Shareholder Nominations of Board Candidates

Shareholders who wish to recommend to the Governance and Nominating Committee a candidate for election to the Board should send their letters to RNK Global Development Acquisition Corp., Suite 101, No. 26 Wen Hua East Road, Huilongguan, Changpin District, Beijing, People’s Republic of China 102208; Attention: Governance and Nominating Committee. The Corporate Secretary will promptly forward all such letters to the members of the Governance and Nominating Committee. Shareholders must follow certain procedures to recommend to the Governance and Nominating Committee candidates for election as directors. In general, in order to provide sufficient time to enable the Governance and Nominating Committee to evaluate candidates recommended by shareholders in connection with selecting candidates for nomination in connection with the Company’s annual meeting of shareholders, the Corporate Secretary must receive the shareholder’s recommendation no later than thirty (30) days after the end of the Company’s fiscal year.

The recommendation must contain the following information about the candidate:

•	Name;

•	Age;

•	Business and current residential addresses, as well as residential addresses for the past twenty (20) years;

•	Principal occupation or employment and employment history (name and address of employer and job title) for the past ten (10) years (or such shorter period as the candidate has been in the workforce);

•	Educational background;

•	Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;

•	The number of ordinary shares of the Company beneficially owned by the candidate;

•	The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

•	A signed consent of the nominee to serve as a director of the Company, if elected.

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